UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 19, 2007

Home Federal Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Federal (State or other jurisdiction of incorporation)	000-50901 (Commission File Number)	20-0945587 (I.R.S. Employer Identification No.)

500 12th Avenue South
Nampa, Idaho 83651
(Address of principal executive offices and zip code)

(208) 466-4634
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition

On July 19, 2007, Home Federal Bancorp, Inc. issued its earnings release for the third quarter of its fiscal year ending September 30, 2007. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release of Home Federal Bancorp, Inc. dated July 19, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOME FEDERAL BANCORP, INC.

Date: July 19, 2007	By: /s/ Robert A. Schoelkoph Robert A. Schoelkoph Senior Vice President and Chief Financial Officer

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Exhibit 99.1

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500 12th Ave. South * Nampa, ID 83651	Contact: Home Federal Bancorp, Inc. Daniel L. Stevens, Chairman, President & CEO Robert A. Schoelkoph, SVP, Treasurer & CFO 208-466-4634 www.myhomefed.com

PRESS RELEASE  --  For Immediate Release

HOME FEDERAL BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Nampa, ID (July 19, 2007) - Home Federal Bancorp, Inc. (the "Company") (Nasdaq GSM: HOME), the parent company of Home Federal Bank (the "Bank"), today reported net income of $1.6 million, or $0.11 per diluted share, for the quarter ended June 30, 2007, compared to $1.6 million, or $0.11 per diluted share, for the same period a year ago. Net income for the nine months ended June 30, 2007 was $4.1 million, or $0.28 per diluted share, compared to $4.6 million, or $0.31 per diluted share, for the same nine-month period a year ago.

"We are seeing very positive results from the implementation of our commercial banking division as we extend our reputation for premier service to a new group of clients," said Daniel L. Stevens, the Company's Chairman and CEO. "The Bank has assembled a seasoned group of business bankers from the local market, led by experienced officers who are well known and highly regarded. I am very pleased with this new addition to the business model."

Operating Results

Revenues for the quarter ended June 30, 2007, which consisted of net interest income before the provision for loan losses plus noninterest income, decreased 6% to $8.3 million for the quarter, compared to $8.8 million for the quarter ended June 30, 2006. Net interest income before the provision for loan losses decreased 8% to $5.3 million for the quarter ended June 30, 2007 compared to $5.8 million for the same quarter of the prior year as the cost of deposits increased more rapidly than the yield on loans and investments. In addition, the current business strategy is to reduce the outstanding balances of the residential mortgage portfolio and mortgage-backed securities to re-deploy the proceeds in support of the commercial banking initiative.

Revenues for the nine months ended June 30, 2007 decreased 4% to $24.8 million, compared to $25.8 million for the same period of last year. Net interest income before the provision for loan losses decreased 7% to $16.2 million, compared to $17.4 million for the same period of last year.

A provision for loan losses was not required in connection with the analysis of the loan portfolio for the current quarter, compared to a provision for loan losses of $175,000 established for the same quarter of the prior year. The decrease in the provision reflects a $12 million reduction in loans receivable for the current quarter as compared to an increase of $18 million for the same period of last year. The provision for loan losses was $71,000 for the nine months ended June 30, 2007, compared to $320,000 for the nine months ended June 30, 2006. The $249,000, or 78% decrease in the provision reflects the decrease in net loans receivable for the comparable periods.

The Company's net interest margin decreased 23 basis points to 3.02% for the quarter ended June 30, 2007, from 3.25% for the same quarter last year. The net interest margin for the nine months ended June 30, 2007 decreased 39 basis points to 3.02% from 3.41% for the same period a year earlier. The decline in the net interest margin reflects competitive pricing pressures and the relatively flat yield curve that

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Home Federal Bancorp, Inc.
July 19, 2007

exists, as the cost of shorter-term deposits and borrowed funds have increased more rapidly than the yield on longer-term assets. The Company believes the repricing of existing loans and the emphasis on expanding the commercial and small business banking programs, including both loan and deposit products, will help counter the trend in net interest margin.

Noninterest income decreased 2% to $3.0 million for the quarter ended June 30, 2007, compared to $3.1 million for the same quarter a year ago. The decrease was primarily attributable to a $161,000 decrease related to the value of the mortgage servicing rights and a $107,000 decrease in fees and service charges offset by a $203,000 increase in gains on the sale of residential loans. For the nine months ended June 30, 2007, noninterest income increased 3% to $8.6 million, compared to $8.3 million for the same period of the prior year. Increases in gains on the sale of residential loans of $374,000 offset by a $176,000 decrease related to the value of the mortgage servicing rights account for the majority of the increase. The Company currently sells the majority of the one-to four-family residential mortgage loans that it originates. For the three and nine months ended June 30, 2006, a larger percentage of the residential mortgage loans originated were held in the loan portfolio. During the quarter ended June 30, 2006, the Company had a $201,000 write-up of the value of the mortgage servicing rights.

Noninterest expense for the quarter ended June 30, 2007 decreased $337,000, or 5%, to $5.8 million, from $6.1 million for the comparable period a year earlier. Compensation and benefit expenses decreased $354,000, or 9%, to $3.5 million for the quarter ended June 30, 2007 as compared to $3.9 million for the same quarter a year ago. As of June 30, 2007, the Company employed 215 full-time equivalent employees, compared to 240 at June 30, 2006. The Company's efficiency ratio was 69.9% for the quarter ended June 30, 2007, relatively unchanged from 69.3% for the same quarter a year ago. The efficiency ratio indicates how much is spent on non-interest expenses as a percentage of total revenue.

Noninterest expense for the nine months ended June 30, 2007 was unchanged at $18.1 million from the comparable period ended June 30, 2006. Compensation and benefits were also unchanged at $11.4 million for the nine months ended June 30, 2007 and 2006. Advertising costs increased $232,000, or 31% primarily as a result of marketing costs related to a debit card rewards program and business banking campaign that were implemented during the current fiscal year. The debit card rewards program is designed to reward customers for their debit card usage which results in additional interchange income to the Company. The efficiency ratio was 73.1% for the nine months ended June 30, 2007 compared to 70.1% for the same period of the prior year. The reduction in the Company's net interest income was the primary factor related to the increase in the efficiency ratio.

Balance Sheet Growth

Total assets decreased $28.4 million, or 4%, to $728.3 million at June 30, 2007, compared to $756.7 million a year earlier. Net loans (excluding loans held for sale) at June 30, 2007 decreased less than 1% to $491.8 million, compared to $494.0 million at June 30, 2006. One- to four-family residential loans represented 57% of the Bank's loan portfolio at June 30, 2007, compared to 63% at June 30, 2006 as the Bank continues to sell the majority of the residential mortgage loans that it originates. Commercial real estate loans accounted for 32% of the Bank's loan portfolio at June 30, 2007, compared to 27% at June 30, 2006. In the future, the Bank plans to increase its emphasis on commercial and small business banking products. Mortgage-backed securities decreased $36.2 million to $166.8 million at June 30, 2007, compared to $203.0 million at June 30, 2006. The decrease is primarily attributable to normal

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Home Federal Bancorp, Inc.
July 19, 2007

principal repayments during the period. During the quarter ended June 30, 2007, the Company transferred its entire portfolio of held-to-maturity mortgage-backed securities to available for sale to meet the additional liquidity needs associated with increasing commercial banking activities.

The Company's credit quality remains excellent, as non-performing assets were $520,000, or 0.07% of total assets, at June 30, 2007, compared to $30,000, or 0.004% of total assets, at June 30, 2006. The allowance for loan losses was $2.7 million, or 0.56% of gross loans, at June 30, 2007 compared to $3.2 million, or 0.64% of gross loans, at June 30, 2006. Prior to March 31, 2007, the allowance for loan losses included the estimated loss from unfunded loan commitments. The preferred accounting method is to separate the unfunded loan commitments from the disbursed loan amounts and record the unfunded loan commitment portion as a liability. At March 31, 2007, the reserve for unfunded loan commitments of $192,000 was reclassed to other liabilities on the Consolidated Balance Sheet.

Deposits decreased $20.8 million, or 5%, to $418.7 million at June 30, 2007 compared to $439.5 million at June 30, 2006. Demand deposits and savings accounts decreased $14.2 million, or 7%, as customers migrated towards higher rate deposit products the past year. Noninterest-bearing demand deposits decreased $14.4 million, or 30%, to $34.4 million at June 30, 2007, compared to $48.8 million at June 30, 2006. A significant portion of the decrease in noninterest-bearing demand deposits was the result of a single commercial relationship that reduced outstanding balances by approximately $7.1 million. Interest-bearing demand deposits increased $1.1 million, or less than 1%, to $133.8 million at June 30, 2007, compared to $132.7 million at June 30, 2006. Certificates of deposit decreased $6.5 million, or 3%, to $227.1 million at June 30, 2007, compared to $233.6 million at June 30, 2006. The decrease in certificates of deposit was primarily the result of the Bank choosing not to match rates offered by local competitors that in some instances exceeded the Bank's alternative funding sources. Advances from the Federal Home Loan Bank ("FHLB") decreased $8.4 million, or 4%, to $189.3 million at June 30, 2007 compared to $197.7 million at June 30, 2006. The Company utilizes advances from the FHLB as an alternative funding source to retail deposits in order to manage funding costs, manage interest rate risk and to leverage the Balance Sheet.

Stockholders' equity increased $4.0 million, or 4%, to $110.0 million at June 30, 2007, compared to $106.0 million at June 30, 2006. The increase was primarily the result of $5.7 million in net income for the period, $801,000 in earned employee stock ownership plan ("ESOP") shares, $1.0 million in equity compensation and $854,000 proceeds from the exercise of stock options, offset by $1.3 million of cash dividends paid to stockholders and $3.2 million increase in unrealized losses on securities. During the quarter ended June 30, 2007, the Company transferred its entire portfolio of held-to-maturity mortgage-backed securities to available for sale for additional liquidity purposes. As a result, stockholders' equity was decreased by the securities unrealized holding loss of $1.9 million at the date of transfer. The Company's book value per share as of June 30, 2007 was $7.22 per share based upon 15,232,243 outstanding shares of common stock.

About the Company

Home Federal Bancorp, Inc. is a federally chartered savings and loan holding company headquartered in Nampa, Idaho. It is the subsidiary of Home Federal MHC, a federally chartered mutual holding company, and the parent company of Home Federal Bank, a federally chartered savings bank that was originally organized as a building and loan association in 1920. The Company serves the Treasure Valley region of southwestern Idaho that includes Ada, Canyon, Elmore and Gem Counties, through 15 full-service banking offices and two mortgage loan centers. The Company's common stock is traded on

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Home Federal Bancorp, Inc.
July 19, 2007

the NASDAQ Global Market under the symbol "HOME." The Company's stock is also included in the America's Community Bankers NASDAQ Index. For more information, visit the Company's web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA") and are made pursuant to the safe harbors of the PSLRA. Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, regulatory and accounting changes, the value of mortgage servicing rights, risks related to construction and development lending, increased emphasis on commercial and small business banking and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2006, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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Home Federal Bancorp, Inc.
July 19, 2007

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEET (In thousands, except share date) (Unaudited)	June 30, 2007	September 30, 2006	June 30, 2006
ASSETS
Cash and amounts due from depository institutions	$ 23,086	$ 18,385	$ 14,358
Mortgage-backed securities available for sale, at fair value	166,755	12,182	12,678
Mortgage-backed securities held to maturity, at cost	-	183,279	190,273
FHLB stock, at cost	9,591	9,591	9,591
Loan receivable, net of allowance for loan losses of $2,748, $2,974 and $3,160	491,768	503,065	494,016
Loans held for sale	4,363	4,119	5,065
Accrued interest receivable	2,880	3,025	2,984
Property and equipment, net	12,271	12,849	13,118
Mortgage servicing rights, net	2,269	2,492	2,624
Bank owned life insurance	11,065	10,763	10,665
Real estate and other property owned	153	-	-
Deferred income tax asset	1,757	-	-
Other assets	2,357	1,542	1,306
TOTAL ASSETS	$728,315	$761,292	$756,678

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand deposits	$ 34,368	$ 44,626	$ 48,798
Interest-bearing demand deposits	133,770	128,276	132,652
Savings deposits	23,465	23,655	24,398
Certificates of deposit	227,095	233,724	233,622
Total deposit accounts	418,698	430,281	439,470
Advances by borrowers for taxes and insurance	921	2,133	1,096
Interest payable	773	971	978
Deferred compensation	4,418	3,875	3,634
FHLB advances	189,264	210,759	197,722
Deferred income tax liability	-	800	782
Other liabilities	4,243	4,604	6,989
Total liabilities	618,317	653,423	650,671
STOCKHOLDERS' EQUITY
Serial preferred stock, $.01 par value; 5,000,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
issued and outstanding:
June 30, 2007 - 15,278,803 issued, 15,232,243 outstanding	152	152	152
Sept. 30, 2006 - 15,208,750 issued, 15,169,114 outstanding
June 30, 2006 - 15,208,750 issued, 15,154,114 outstanding
Additional paid-in capital	59,209	57,222	56,923
Retained earnings	57,922	54,805	53,462
Unearned shares issued to ESOP	(3,808)	(4,134)	(4,240)
Accumulated other comprehensive loss	(3,477)	(176)	(290)
Total stockholders' equity	109,998	107,869	106,007
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$728,315	$761,292	$756,678

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Home Federal Bancorp, Inc.
July 19, 2007

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENT OF INCOME (In thousands, except share data) (Unaudited)	Three Months Ended June 30,	Nine Months Ended June 30,
	2007	2006	2007	2006

Interest and dividend income:
Loan interest	$ 8,334	$ 7,896	$25,331	$21,959
Investment interest	179	43	223	114
Mortgage-backed security interest	2,123	2,448	6,673	7,220
FHLB dividends	14	-	33	-
Total interest and dividend income	10,650	10,387	32,260	29,293
Interest expense:
Deposits	3,131	2,493	9,146	6,187
FHLB advances	2,207	2,100	6,942	5,696
Total interest expense	5,338	4,593	16,088	11,883
Net interest income	5,312	5,794	16,172	17,410
Provision for loan losses	-	175	71	320
Net interest income after provision for loan losses	5,312	5,619	16,101	17,090
Noninterest income:
Service charges and fees	2,285	2,392	6,921	6,893
Gain on sale of loans	491	288	1,168	794
Increase in cash surrender value of bank owned life insurance	102	95	301	285
Loan servicing fees	134	151	420	470
Mortgage servicing rights, net	(48)	113	(223)	(47)
Other	18	14	39	(52)
Total noninterest income	2,982	3,053	8,626	8,343
Noninterest expense:
Compensation and benefits	3,498	3,852	11,363	11,428
Occupancy and equipment	716	651	2,145	2,073
Data processing	548	503	1,549	1,364
Advertising	376	269	972	740
Postage and supplies	167	196	487	616
Professional services	209	278	620	641
Insurance and taxes	114	106	323	320
Other	166	276	675	880
Total noninterest expense	5,794	6,131	18,134	18,062
Income before income taxes	2,500	2,541	6,593	7,371
Income tax expense	934	980	2,517	2,817
NET INCOME	$1,566	$1,561	$ 4,076	$ 4,554

Earnings per common share:
Basic	$0.11	$0.11	$0.28	$0.31
Diluted	$0.11	$0.11	$0.28	$0.31
Weighted average number of shares outstanding:
Basic	14,625,927	14,491,205	14,594,936	14,478,701
Diluted	14,714,933	14,563,609	14,716,165	14,503,587

Dividends declared per share:	$0.055	$0.055	$0.165	$0.160

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Home Federal Bancorp, Inc.
July 19, 2007

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY ADDITIONAL FINANCIAL INFORMATION (Dollars in thousands, except share data) (Unaudited)	At Or For The Nine Months Ended June 30, 2007	At Or For The Year Ended Sept. 30, 2006
FINANCIAL CONDITION DATA
Average interest-earning assets	$713,455	$689,688
Average interest-bearing liabilities	592,398	563,834
Net average earning assets	121,057	125,854
Average interest-earning assets to average interest-bearing liabilities	120.44%	122.32%
Stockholders' equity to assets	15.10	14.17

ASSET QUALITY
Allowance for loan losses	$2,748	$2,974
Non-performing loans	367	388
Non-performing assets	520	388
Allowance for loan losses to non-performing loans	748.77%	766.49%
Allowance for loan losses to gross loans	0.56	0.59
Non-performing loans to gross loans	0.07	0.08
Non-performing assets to total assets	0.07	0.05

	At Or For The Three Months Ended June 30,		At Or For The Nine Months Ended June 30,
	2007	2006	2007	2006
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.85%	0.83%	0.72%	0.85%
Return on average equity (1)	5.63	5.89	4.92	5.81
Net interest margin (1)	3.02	3.25	3.02	3.41
Efficiency ratio (2)	69.86	69.30	73.13	70.14

PER SHARE DATA
Basic earnings per share	$ 0.11	$ 0.11	$ 0.28	$ 0.31
Diluted earnings per share	0.11	0.11	0.28	0.31
Book value per share	7.22	7.00	7.22	7.00
Cash dividends declared per share	0.055	0.055	0.165	0.160
Average number of shares outstanding:
Basic (3)	14,625,927	14,491,205	14,594,936	14,478,701
Diluted (3)	14,714,933	14,563,609	14,716,165	14,503,587

(1)  Amounts are annualized.
(2)  Noninterest expense divided by net interest income plus noninterest income.
(3)  Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares granted under the 2005 Recognition and Retention Plan.

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